As filed with the Securities and Exchange Commission on July 5, 2016

Registration No. 333-193056

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FAIRWAY GROUP HOLDINGS CORP.

(Exact name of registrant as specified in its charter)

Delaware	74-1201087
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

2284 12th Avenue
New York, New York	10027
(Address of Principal Executive Offices)	(Zip Code)

Fairway Group Holdings Corp. 2013 Long-Term Incentive Plan

(Full title of the plan)

Dennis Stogsdill, Chief Restructuring Officer

Fairway Group Holdings Corp.

2284 12th Avenue

New York, New York 10027

(Name and address of agent for service)

(646) 616-8000

(Telephone number, including area code, of agent for service)

Copies to:

Roy L. Goldman, Esq. Norton Rose Fulbright US LLP 666 Fifth Avenue New York, New York 10103 Telephone: (212) 318-3000 Fax: (212) 318-3400	Nathalie Augustin, Esq. Senior Vice President—General Counsel Fairway Group Holdings Corp. 2284 12th Avenue New York, New York 10027 Telephone (646) 616-8070 Fax (212) 234-2603

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to Form S-8 relates to the Registration Statement on Form S-8 (Registration No. 333-193056) (the “Registration Statement”) filed with the Securities and Exchange Commission on December 23, 2013 by Fairway Group Holdings Corp. (the “Company”). The Registration Statement registered 5,472,136 shares of Class A common stock, par value $0.0001 per share, of the Company (without giving effect to any stock dividend, stock splits, recapitalization, or other similar transaction), to be offered and sold pursuant to awards under the Fairway Group Holdings Corp. 2013 Long Term Incentive Plan (the “ 2013 Plan”).

On May 2, 2016, the Company and all of its subsidiaries (other than Fairway Lake Grove LLC) filed voluntary petitions under chapter 11 of Title 11 of the U.S. Code in the United States Bankruptcy Court for the Southern District of New York.  On June 8, 2016, the Bankruptcy Court confirmed the Second Amended Joint Prepackaged Chapter 11 Plan of Reorganization of Fairway Group Holdings Corp. and its Affiliated Debtors (the “Plan”).  Pursuant to the Plan, on July 3, 2016, the effective date of the Plan, the Company terminated the offering of securities pursuant to the Registration Statement, and all stock options and restricted stock units awarded under the 2013 Plan were canceled.  In accordance with an undertaking made by the Company in the Registration Statement to remove by means of a post-effective amendment any securities that remain unsold at the termination of the offering, this Post-Effective Amendment No. 1 is being filed to terminate the effectiveness of the Registration Statement and to remove from registration all securities registered but not sold under the Registration Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”) the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 5, 2016.

FAIRWAY GROUP HOLDINGS CORP.

By:	/s/ Dennis Stogsdill
Dennis Stogsdill
Chief Restructuring Officer

No other person is required to sign this Post-Effective Amendment No. 1 in reliance upon Rule 478 under the Securities Act.

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